REMITTED BY HAND

April 24, 2006

Daniel Babeux

440, des Pinsons

Longueuil (Québec) J4G 2K5

Re: termination of your employment

Daniel,

The present is to inform you that the Company is currently restructuring its operations; consequently, it is with regret that we must advise you that, effective immediately, your employment with the Company is being terminated.

However, in order to assist you in relocating in the work force, the Company is prepared to offer you, without any obligation whatsoever on its part, the following severance package:

  The Company shall continue to pay the equivalent of your base salary in bi-weekly instalments for a period of six (6) months.

  With the exception of long-term disability, which cease immediately, the Company will continue to provide the group insurance benefits for a period of six (6) months until October 24, 2006.

  The Company will provide you with the services of a counselling firm in order to assist you in relocating in the workforce. In respect whereof, the services of the firm André Filion and ass. have been retained;

  You shall receive all accrued and outstanding vacation pay which is due and owing as of today.

  You shall return all of the Company's belongings presently in your possession or under your control (Lap Top, cell phone, keys and access card).

  You shall present your final personal expense report, and no expenses will be reimbursed after the cut off date of May 1, 2006.

  You must sign the Agreement Governing Confidentiality, Intellectual Property and Non-solicitation that will be mailed to you this week.

  You will be paid commission bonus as detailed in an accompanying letter.

Quite naturally, it is understood that the present offer is strictly confidential and may not be divulged to anyone with the exception of your immediate family and your legal counsel. Should you have any questions with respect to the present, please contact Ms Lucie Gérin.

The terms and conditions herein above-mentioned are conditional to your signing the present letter, as well as the copies of the Release and Transaction enclosed, and returning same by May 1, 2006, the latest, to the attention of Ms Lucie Gérin. Failing which, the Company shall simply pay you two (2) weeks of notice of termination as per the applicable legislation. Your group insurance benefits would then cease on May 1, 2006.

In conclusion, we thank you for the services which you have rendered the Company and wish you much success in your future endeavours.

Sincerely yours,

/S/ PAUL A. MARSHALL

Paul A. Marshall - CEO

Sunrise Telecom, Inc.

I, the undersigned, acknowledge and accept the above-mentioned terms and conditions and, consequently accept to sign the Release and Transaction attached.

/S/ DANIEL BABEUX

Daniel Babeux

MAY 2, 2006

Date